Exhibit 10.33

Noble Corporation

Summary of Director Compensation

Annual Retainer. Noble Corporation plc, a company organized under the laws of England and Wales, (the “Company”) pays each of its non-employee directors an annual retainer of $50,000. Under the Noble Corporation Equity Compensation Plan for Non-Employee Directors, non-employee directors may elect to receive up to all of the retainer in shares. The number of shares to be issued under the plan in any particular quarter is generally determined using the average of the daily closing prices of the shares for the last 15 consecutive trading days of the previous quarter. No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.

Board Meeting Fees. In addition, the Company pays its non-employee directors a Board meeting fee of $2,000. The Company pays each member of its audit committee a committee fee of $2,500 per meeting and each member of our other committees a committee meeting fee of $2,000 per meeting. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director.

Committee Fees. The chair of the audit committee receives an annual retainer of $25,000, the chair of the compensation committee receives an annual retainer of $20,000 and the chair of each other standing Board committee receives an annual retainer of $15,000. The lead director also receives an annual fee of $20,000.

Equity Compensation. Under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Nonemployee Directors (the “1992 Plan”) each annually-determined award of a variable number of restricted shares or unrestricted shares is made on a date selected by the Board, or if no such date is selected by the Board, the date on which the Board action approving such award is taken. Any future award of restricted shares will be evidenced by a written agreement that will include such terms and conditions not inconsistent with the terms and conditions of the 1992 Plan as the Board considers appropriate in each case.